Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Enters Into New $800 Million Senior Unsecured Credit Facility

CORAL GABLES, Fla. - April 16, 2015 - Fresh Del Monte Produce Inc. ("the Company"), (NYSE: FDP) announced today that the Company entered into a new $800 million senior unsecured revolving credit facility ("Credit Facility"), with Bank of America, N.A. serving as the administrative agent and Merrill Lynch, Pierce, Fenner & Smith Inc. was sole lead arranger and sole book manager on the transaction. The Credit Facility has a five-year term, with a scheduled maturity date of April 15, 2020. The Credit Facility bears interest at a rate of LIBOR plus a margin that varies with the Company's leverage ratio. The current margin for advances is 1.25%. This Credit Facility replaces the Company's prior revolving credit facility which was scheduled to mature on October 23, 2017. The Credit Facility also includes a swing line facility and letter of credit facility. The Company intends to use funds borrowed under the Credit Facility from time to time for general corporate purposes, which may include working capital needs, capital expenditures, funding of possible acquisitions, possible share repurchases and satisfaction of other obligations of the Company.

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world's leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. The Company markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intents, beliefs or current expectations of the Company or its officers with respect to various matters. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company's actual results may differ materially from those in the forward-looking statements as a result of various important factors, including those described under the caption “Key Information - Risk Factors” in Fresh Del Monte Produce Inc.'s Annual Report on Form 10-K for the year ended December 26, 2014, along with other reports that the Company has on file with the Securities and Exchange Commission.

Note to the Editor: This release and other press releases are available on the Company's web site, www.freshdelmonte.com.

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